CERTIFICATE OF SECRETARY



      I, Elizabeth N. Cohernour, certify that I am Secretary of Franklin Mutual Series fund Inc. (the "Fund").

      As Secretary of the fund, I further certify that the following resolution was adopted by a majority of the Directors of the Fund present at a meeting held at the Fund offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078 on March 19, 1997.

           RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Elizabeth N. Cohernour, Harmon Burns, Deborah R. Gatzek, Larry L. Greene and Karen Skidmore as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission be executed by each Director and designated officer.

           I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.


                                              /S/ELIZABETH N. COHERNOUR
                                              Elizabeth N. Cohernour
                                              Secretary


Dated:  April 15, 1997